Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB – CRNSF
VACANT LAND PURCHASE AGREEMENTS EXTENSIONS

Vancouver, B.C. – January 17, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, further to the Company's News Release of November 10, 2011, the close of escrow for the Vacant Land Purchase Agreement (the “Hesperia West Agreement”), entered into by the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Hesperia West Agreement has also been extended. Under the Hesperia West Agreement, effective January 14, 2012, the close of escrow has been extended to February 7, 2012, and the Hesperia West Agreement is now subject to Coronus’ board of director approval on or before January 31, 2012.

Mr. Thachuk announced today also that, further to the Company's News Releases of September 29 and November 22, 2011, the close of escrow for the Vacant Land Purchase Agreement (the “Adelanto West Agreement”), entered into by Coronus, has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Adelanto West Agreement has also been extended. Under the Adelanto West Agreement, effective January 11, 2012, the close of escrow has been extended to February 7, 2012, and the Adelanto West Agreement is now subject to Coronus’ board of director approval on or before January 31, 2012.

Mr. Thachuk announced today also that, further to the Company's News Releases of October 14 and December 9, 2011, the close of escrow for the Vacant Land Purchase Agreement (the “Yucca Valley East Agreement”), entered into by Coronus, has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Yucca Valley East Agreement has also been extended. Under the Yucca Valley East Agreement, effective January 6, 2012, the close of escrow has been extended to February 7, 2012, and the Yucca Valley East Agreement is now subject to Coronus’ board of director approval on or before January 31, 2012.

Coronus Solar Inc.	News Release	Page 1 of 2

Mr. Thachuk announced today also that, further to the Company's News Releases of October 14 and December 9, 2011, the close of escrow for the Vacant Land Purchase Agreement (the “Apple Valley East Agreement”), entered into by Coronus, has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Apple Valley East Agreement has also been extended. Under the Apple Valley East Agreement, effective January 6, 2012, the close of escrow has been extended to February 7, 2012, and the Apple Valley East Agreement is now subject to Coronus’ board of director approval on or before January 31, 2012.

The Company sought the above extensions because the Company requires additional time to determine whether the properties will be suitable for solar photovoltaic developments under the California Public Utilities Commission’s feed-in tariff program for small generators.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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